Exhibit 4.3

ELBIT VISION SYSTEMS LTD.

EVS SHARE OPTION PLAN (2006)

    1.        NAME.

This plan, as amended from time to time, shall be known as the Elbit Vision Systems Share Option Plan (2006)(the “Plan”).

    2.        PURPOSE AND DEFINITIONS.

    2.1       The purposes of this Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors, office holders and consultants of Elbit Vision Systems Ltd. (the “Company”) and its affiliates and subsidiaries if any (“Affiliates”), and to promote the Company’s business by providing such individuals with opportunities to receive options (“Options”) to purchase Ordinary Shares, nominal value NIS 1.00 in the Company (“Shares”) pursuant to the Plan.

    2.2       Options granted pursuant to this Plan to individuals subject to Israeli taxation may be granted (a) pursuant to Section 102 of the Ordinance and shall be held for the benefit of the Grantees and (b) pursuant to Section 3(i) of the Ordinance.

    2.3       Options granted under the Plan to individuals subject to U.S. taxation may include Incentive Stock Options intended to qualify under Section 422 of the Code (“ISOs”) as well as Options not intended to so qualify (“Nonstatutory Options”).

    2.4       In the event that Options shall be granted under this Plan to Service Providers who are not deemed to be subject to Israeli or U.S. taxation, specific terms and conditions for such grants shall be set forth in an appendix to this Plan, approved by the Board of Directors of the Company.

    2.5        Definitions. As used herein, the following definitions shall apply:

(a) “102 Capital Gains Track Grant” means a 102 Trustee Grant elected and designated to qualify under the capital gains tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.

(b) “102 Ordinary Income Track Grant” means a 102 Trustee Grant elected and designated to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

(c) “102 Trustee Grant” means Options or Shares granted or issued, as the case may be, pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Grantee, and includes both 102 Capital Gains Track Grants and 102 Ordinary Income Track Grants.

(d) “3(i) Grant” means any Options or Shares granted or issued pursuant to Section 3(i) of the Ordinance to any person who is not an Eligible 102 Grantee.

(e) “Cause” means any of the following: (i) the Grantee’s theft, dishonesty, or falsification of any Company documents or records; (ii) the Grantee’s improper use or disclosure of the Company’s confidential or proprietary information; (iii) the Grantee’s failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; (iv) any material breach of the Grantee of any employment or other agreement between the Grantee and the Company, which breach is not cured pursuant to the terms of such agreement; or (v) the Grantee’s conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs the Grantee’s ability to perform his or her duties with the Company. For purposes of the definition of Cause, the “Company” shall also refer to an Affiliate for which a Grantee is employed or provides services.

(f) “Cessation” means termination of the Service Provider’s relationship with the Company. In the event of Cessation of a Grantee’s relationship with the Company, such Grantee’s relationship with the Company shall be deemed to have ceased upon the delivery to the Grantee of notice of discharge or the delivery to the Company of the letter of resignation, as the case may be, irrespective of the effective date of such resignation or discharge.

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Companies Law” means the Israeli Companies Law 5759-1999, as amended from time to time.

(i) “Consultant” means any person who is engaged by the Company or an Affiliate to render consulting, advisory or other services to such entity who is not an Employee.

(j) “Controlling Shareholder” means, pursuant to Section Section 32(9) of the Ordinance, an employee who prior to the grant or as a result of the exercise of any Option, holds or would hold, directly or indirectly, in his name or with a relative (as defined in the Ordinance) (i) 10% of the outstanding shares of the Company, (ii) 10% of the voting power of the Company, (iii) the right to hold or purchase 10% of the outstanding equity or voting power, (iv) the right to obtain 10% of the “profit” of the Company (as defined in the Ordinance), or (v) the right to appoint a director of the Company, or as such definition is amended or replaced from time to time.

(k) “Eligible 102 Grantee” means an Employee deemed an Israeli resident for taxation purposes, who is not a Controlling Shareholder of the Company.

(l) “Employee” means an employee, officers or director of the Company or an Affiliate.

(m) “Grantee” means a person to whom Options shall be granted pursuant to this Plan.

(n) “Non-Trustee Grant” means an Option granted pursuant to Section 102(c) of the Ordinance to an Eligible 102 Grantee and not held in trust by a Trustee.

(o) “Ordinance” means the Israeli Income Tax Ordinance (New Version) 1961, as amended from time to time and, most recently, by the Law Amending the Income Tax Ordinance (Number 132) 2002 and the regulations, rules, orders or procedures promulgated thereunder by the Income Tax Authorities (the “ITA”), including the Income Tax Rules (Tax Benefits in Stock Issuance to Employees) 5763-2003 (the “Rules”).

(p) “Predecessor Plan” means the EVS Share Option Plan (2000).

(q) “Required Holding Period” means the requisite period prescribed by the Ordinance and the Rules, or such other period as may be required by the Israeli Tax Authority, during which 102 Options granted or Shares issued pursuant to 102 Op by the Company must be held by the Trustee for the benefit of the person to whom they were granted or issued.

(r) “Service Provider” means an Employee or Consultant.

    3.        ADMINISTRATION.

    3.1       The Plan will be administered by the Board of Directors of the Company. The Board of Directors may, in its discretion, appoint and maintain a Share Option Committee (the “Committee”) to administer the Plan, to the extent permissible under applicable law, as the same may be amended from time to time, which will consist of such number of Directors of the Company (not less than two (2) in number), as may be determined from time to time by the Board of Directors of the Company. The Board of Directors shall appoint the members of the Committee, may from time to time remove members from, or add members to, the Committee and shall fill vacancies in the Committee however caused.

    3.2       The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places as it shall determine. Actions at a meeting of the Committee at which a majority of its members are present or acts approved in writing by all members of the Committee, shall be the valid acts of the Committee. The Committee may appoint a Secretary, who shall keep records of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

    3.3        Subject to the general terms and conditions of this Plan, the Board of Directors shall have full authority in its discretion, from time to time and at any time, to determine (i) the Grantees, (ii) the number of Shares to be covered by each Option, (iii) the time or times at which Options shall be granted, (iv) the schedule and conditions on which Options may be exercised and on which Shares shall be paid for, and (v) any other matter which is necessary or desirable for, or incidental to, the administration of the Plan. The Board of Directors may, in its sole discretion, delegate some or all of the powers listed above to the Committee, to the extent permitted by the Companies Law, or other applicable law. The Board may from time to time adopt such rules and regulations for carrying out the Plan as it may deem appropriate. Grants of Options shall be made pursuant to written notification to Grantees setting out the terms of the grant, as set forth in Sub-section 7.3 below.

    3.4       In the event that the Board appoints a Committee, the Committee shall not be entitled to grant Options to the Grantees (unless permitted to do so by the Companies Law). However, in the event that the Committee is authorized to do so by the Board, it may issue Shares underlying Options which have been granted by the Board and duly exercised pursuant to the provisions hereof, in accordance with Section 112(a)(5) of the Companies Law.

    3.5       No member of the Board of Directors or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted thereunder. Each member of the Board or the Committee shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such member’s own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the member may have as a director or otherwise under the Company’s Articles of Association, any agreement, any vote of stockholders or disinterested directors, insurance policy or otherwise.

    3.6       The interpretation and construction by the Board of Directors of any provision of the Plan or of any Option thereunder shall be final and conclusive unless otherwise determined by the Board of Directors. In the event that the Board appoints a Committee, the interpretation and construction by the Committee of any provision of the Plan or of any Option thereunder shall be final and conclusive unless otherwise determined by the Board of Directors.

    4.        ELIGIBLE GRANTEES.

    4.1       No Option may be granted pursuant to this Plan to any director of the Company at the time of the grant, unless such grant is approved in the manner prescribed for the approval of compensation of directors under Section 273 of the Companies Law (1999).

    4.2       Subject to the limitation set forth in Section 4.1 above and any restriction imposed by applicable law, Options may be granted to any Service Provider.The grant of an Option to a Grantee hereunder shall neither entitle such Grantee to participate, nor disqualify such Grantee from participating, in any other grant of Options pursuant to this Plan or any other share incentive or share option plan of the Company or any of its related companies.

    4.3       102 Trustee Grants may be granted to Eligible 102 Grantees only. Eligible 102 Grantees may receive only 102 Trustee Grants or Non-Trustee Grants. Grantees who are not Eligible 102 Grantees may be granted 3(i) Options under this Plan.

    4.4       No 102 Trustee Options may be granted until 30 days after the requisite filings required by the Ordinance and the Rules have been made with the ITA.

    4.5       Subject to Section 7, the option agreement or documents evidencing the Options granted or Shares issued pursuant to this Plan shall indicate whether the grant is a 102 Trustee Grant, a Non-Trustee Grant or a 3(i) Grant; and, if the grant is a 102 Trustee Grant, whether it is a 102 Capital Gains Track Grant or a 102 Ordinary Income Track Grant.

    5.        TERMS AND CONDITIONS OF 102 TRUSTEE OPTIONS

    5.1       Each 102 Trustee Option will be deemed granted on the date stated in a written notice by the Company, provided that on or before such date (i) the Company has provided such notice to the Trustee and (ii) the Grantee has signed all documents required pursuant to this Section 5.

    5.2       Each 102 Trustee Option granted to a Grantee and each certificate for Shares acquired pursuant to the exercise thereof shall be issued to and registered in the name of a Trustee and shall be held in trust for the benefit of the Grantee for the Required Holding Period. After termination of the Required Holding Period, the Trustee may release such 102 Capital Gains Track Option and any such shares, provided that (i) the Trustee has received an acknowledgment from the Israeli Income Tax Authority that the Grantee has paid any applicable tax due pursuant to the Ordinance or (ii) the Trustee and/or the Company or its Affiliate withholds any applicable tax due pursuant to the Ordinance. The Trustee shall not release any 102 Trustee Options or shares issued upon exercise of such Option prior to the full payment of the Grantee’s tax liabilities.

    5.3       Each 102 Trustee Option (whether a 102 Capital Gains Track Option or a 102 Regular Income Track Option, as applicable) shall be subject to the relevant terms of Section 102 and the Ordinance, which shall be deemed an integral part of the 102 Trustee Option and which shall prevail over any term contained in the Plan or Option Agreement which is not consistent therewith. Any provision of the Ordinance and any approval issued by the Income Tax Commissioner not expressly specified in this Plan or in the Option Agreement that are necessary to receive or maintain any tax benefit pursuant to the Section 102 shall be binding on the Grantee. The Trustee and the Grantee granted a 102 Trustee Option shall comply with the Ordinance and the terms and conditions of the Trust Agreement entered into between the Company and the Trustee. For avoidance of doubt, it is reiterated that compliance with the Ordinance specifically includes compliance with the Rules. Further, the Grantee agrees to execute any and all documents which the Company or the Trustee may reasonably determine to be necessary in order to comply with the Ordinance and, particularly, the Rules.

    5.4       During the Required Holding Period, the Grantee shall not require the Trustee to release or sell the Options or Shares and other shares received subsequently following any realization of rights derived from Shares or Options (including stock dividends) to the Grantee or to a third party, unless permitted to do so by applicable law. Notwithstanding the foregoing, the Trustee may, pursuant to a written request, release and transfer such Shares to the Grantee or to a designated third party, provided that both of the following conditions have been fulfilled prior to such transfer: (i) payment has been rendered to the tax authorities of all taxes required to be paid upon the release and transfer of the shares, and confirmation of such payment has been received by the Trustee and (ii) the Trustee has received written confirmation from the Company that all requirement for such release and transfer have been fulfilled according to the terms of the Company’s corporate documents, the Plan, the Option Agreement and any applicable law. To avoid doubt such sale or release during the Restricted Holding Period will result in adverse tax ramifications under Section 102 of the Ordinance and the Rules and/or any other regulations or orders or procedures promulgated thereunder, which shall apply to and shall be borne solely by such Grantee.

    5.5       In the event a stock dividend is declared on Shares which derive from Options granted as 102 Trustee Options, such dividend shall also be subject to the provisions of this Section 5 and the Required Holding Period for such dividend shares shall be measured from the commencement of the Required Holding Period for the Options or Shares with respect to which the dividend was declares.

    5.6       If an option granted as a 102 Trustee Option is exercised during the Required Holding Period, the Shares issued upon such exercise shall be issued in the name of the Trustee for the benefit of the Grantee. If such an Option is exercised after the Required Holding Period ends, the Shares issued upon such exercise shall, at the election of the Grantee, either (i) be issued in the name of the Trustee, subject to the prior written approval of the Trustee, or (ii) be transferred to the Grantee directly, provided that the Grantee first complies with all applicable provisions of the Plan.

    5.7       With respect to 102 Capital Gains Track Grants only, for the sole purpose of determining tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the date of grant the Company’s shares are listed on any established stock exchange or a national market system or if the Corporation’s shares will be registered for trading within ninety (90) days following the date of grant, the fair market value of the Shares at the date of grant shall be determined in accordance with the average value of the Company’s shares on the thirty (30) trading days preceding the date of grant or on the thirty (30) trading days following the date of registration for trading, as the case may be.

    6.        GRANTS MADE UNDER SECTION 3(I) OF THE ORDINANCE

        The Board of Directors may choose to deposit 3(i) Options with a trustee. In such event, the trustee shall hold such Options in trust, until exercised by the Grantee, pursuant to the Company’s instructions from time to time as set forth in a trust agreement which will be entered into between the Company and the trustee. If determined by the Board of Directors, the trustee shall be responsible for withholding any taxes to which a Grantee may become liable upon the exercise of Options.

    7.        US OPTIONS

        Subject to the provisions of the Plan, the Committee may grant Options in a manner aimed at complying with the requirements of Section 422 of the United States Internal Revenue Code of 1986, as amended from time to time, or any successor provisions and any regulations thereunder (“Incentive Stock Options”) or not complying with such requirements (“Nonstatutory Stock Options”). No Incentive Stock Option may be granted hereunder more than ten years after the effective date of the Plan. Only Employees of the Company or its Affiliate shall be eligible for the grant of ISOs. A person who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or its Affiliate shall not be eligible for designation as an Optionee unless (i) the exercise price for the Options is at least 110% of the Fair Market Value of a Share on the date of grant and (ii) in the case of an ISO, such ISO by its terms is not exercisable after the expiration of five years from the date of grant. For purposes of this Section, in determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

    8.        RESERVED SHARES.

        The Company has reserved 2,000,000 authorized but unissued Ordinary Shares, nominal value NIS 1.00 per share, of the Company for purposes of the Plan, reduced at any time by the number of Shars subject to options outstanding at such time under the Company’s EVS Share Option Plan (2000) (the “Predecessor Plan”) and the number of Shares issued prior to such time under the Predecessor Plan, and subject to adjustment as provided in Section 13 hereof. The number of Ordinary Shares reserved for issuance under the Plan may be increased by the Board of Directors from time to time. Any Shares under the Plan or the Predecessor Plan, in respect of which the right hereunder or thereunder of a Grantee to purchase the same shall for any reason terminate, expire or otherwise cease to exist, shall again be available for grant through Options under the Plan.

    9.        GRANT OF OPTIONS.

    9.1       The Committee in its discretion may award to Grantees Options to purchase Shares in the Company available under the Plan. The date of grant of each Option shall be the date specified by the Committee at the time such award is made.

    9.2       The instrument granting an Option (the “Option Agreement”) shall state, inter alia, the number of Shares at the type of option granted covered thereby, the dates when it may be exercised (subject to Section 11.1), the exercise price per Share subject to the Option, the schedule on which such Shares may be paid for and such other terms and conditions as the Committee in its discretion may prescribe, provided that they are consistent with this Plan.

    10.        OPTION PRICES.

    10.1       Fair Market Value. The exercise price per Share subject to each Option shall be as determined by the Committee but shall not without the approval of the Board of Directors be less than eighty-five percent (85%) of the Fair Market Value of each Share on the date of grant of the Option. “Fair Market Value” means, as of any date, the value of the Ordinary Shares determined as follows:

    (i)        If the Ordinary Shares are listed on any established stock exchange or a national market system, the Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

    (ii)        If the Ordinary Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for the Ordinary Shares on the last market trading day prior to the day of determination; or

    (iii)        In the absence of an established market for the Ordinary Shares, the Fair Market Value thereof shall be determined in good faith by the Committee after consultation with the Company’s independent auditors.

    10.2       If at any time the Fair Market Value of the Company’s Ordinary Shares drops below the exercise price of any Options granted hereunder, the Committee shall be entitled to reduce the exercise price of such Options to the Fair Market Value of the Company’s Ordinary Shares on the date of such reduction.

    11.        EXERCISE OF OPTION.

    11.1       Options shall be exercisable pursuant to the terms under which they were awarded and subject to the terms and conditions of this Plan.

    11.2       An Option, or any part thereof, shall be exercisable by the Grantee’s signing and returning to the Company at its principal office (and to the Trustee, if applicable), a “Notice of Exercise” in such form and substance as may be prescribed by the Committee from time to time, together with full payment for the Shares underlying such Option.

    11.3       Each payment for Shares under an Option shall be in respect of a whole number of Shares, shall be effected in cash or by check payable to the order of the Company, or such other method of payment acceptable to the Company as determined by the Committee, and shall be accompanied by a notice stating the number of Shares being paid for thereby.

    11.4       Until the Shares are issued (as evidenced by the appropriate entry in the Share Register of the Company or of a duly authorized transfer agent of the Company) no right to vote or right to receive dividends or any other rights as a shareholder shall exist with respect to such Shares, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right the record date for which is prior to the date the Shares are issued, except as provided in Section 13 of the Plan.

    11.5       If the Company’s Shares are publicly traded, payment for the Shares underlying an Option may be made all or in part by the delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell Shares and to deliver all or part of the sales proceeds to the Company in payment of the exercise price (or the relevant portion thereof, as applicable) and any withholding taxes.

    12.        TERMINATION OF RELATIONSHIP AS SERVICE PROVIDER.

    12.1       Resignation and Termination Without Cause. If a Grantee resigns, or is terminated without cause from his or her relationship as a Service Provider, such Grantee may, at any time prior to the expiration of the term of the Option Agreement, exercise any of his or her Options that are vested at the date of Cessation or that vest within four (4) weeks of the Cessation. All of such Grantee’s rights with respect to the Options granted to him or her under the Plan that are not vested at the date of Cessation or within four (4) weeks of the Cessation, shall terminate and the underlying Shares shall revert to the Plan immediately upon the Cessation.

    12.2       Termination For Cause. If a Grantee’s relationship as a Service Provider is terminated for Cause, such Grantee may, within one (1) month of the Cessation (but in no event later than the expiration of the Option Agreement, exercise any of his or her Options that are vested at the date of Cessation. All of such Grantee’s rights with respect to the Options granted to him or her under the Plan that are not vested at the date of Cessation shall terminate and the underlying Shares shall revert to the Plan immediately upon the Cessation. If within one (1) month of the Cessation, such Grantee does not exercise his or her vested Options, all of such Grantee’s rights with respect to any Options that have not been exercised shall terminate and the underlying Shares shall revert to the Plan.

    12.3       Death and Disability. If a Grantee should die, or if a Grantee ceases to serve as a Service Provider by reason of such Grantee becoming incapacitated while a Service Provider as a result of an accident or illness or other cause which is approved by the Committee, such Grantee (or such Grantee’s successors, as the case may be) shall, subject to approval of the Committee (which shall not be unreasonably withheld), continue to enjoy rights under the Plan on such terms and conditions as the Committee in its discretion may determine.

    12.4       Continuation of Relationship. A Service Provider’s relationship with the Company shall not be deemed to have ceased (i) with respect to an Employee, in the event of any leave of absence approved by the Company (or by the subsidiary that employs the Grantee) or (ii) in the event of transfers between the Company, any subsidiary, or any successor.

     12.5       Exercise After Termination. In the absence of a specified time in the Option Agreement, then:

    (a)        in the event that Grantee ceases to be a Service Provider as a result of termination of the employment or other agreement with the Service Provider, other than termination for Cause or as a result of circumstantces set forth in Section 12.3, the Option shall remain exercisable for a period of six (6) months from the effective date of termination of the Grantee’s status as a Service Provider; and

    (b)        in the event that Grantee ceases to be a Service Provider for Cause, the Option shall terminate immediately upon the date of such termination for Cause such that the unvested portion of the Option will not vest, and the vested portion of the Option shall no longer be exercisable.

    13.        ADJUSTMENTS.

        Upon the occurrence of any of the following described events, a Grantee’s rights to purchase Shares under the Plan shall be adjusted as hereinafter provided:

    13.1        Changes in Capitalization.

        Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Option, the number of Shares which have been reserved for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per share of Shares covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a share split, reverse share split, bonus shares (stock dividend), combination or reclassification of the Shares, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company. The conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option.

    13.2       Merger, Acquisition, or Asset Sale.

    (a)        In the event of a merger or consolidation of the Company with or into another corporation resulting in such other corporation being the surviving entity, an acquisition of all or substantially all of the shares of the Company, or the sale of substantially all of the assets of the Company (each such event, a “Transaction”), each outstanding Option shall be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation.

    (b)        In the event that the successor corporation refuses to assume or substitute for the Option, the Grantee shall fully vest in and have the right to exercise the Option with respect to all Shares subject to the Option, including Shares that otherwise would not have vested. If an Option becomes fully vested and exercisable in lieu of assumption or substitution in the event of a Transaction, the Committee shall notify the Grantee in writing or electronically that the Option shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Option shall terminate upon the expiration of such period.

    (c)        For the purposes of this Section 13.2, the Option shall be considered assumed if, following a Transaction, the option or right confers the right to purchase or receive, for each Share subject to the Option immediately prior to the Transaction, the consideration (whether stock, cash, or other securities or property) received in the Transaction by holders of Shares for each Share held on the effective date of the Transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Transaction is not solely common stock of the successor corporation or its parent or subsidiary, the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, for each Share subject to the Option, to be solely common stock of the successor corporation or its parent or subsidiary equal in fair market value to the per share consideration received by holders of Shares in the Transaction.

    14.        NON-TRANSFERABILITY OF OPTIONS AND SHARES.

    14.1       No Option may be transferred other than by will or by the laws of descent and distribution, and during the Grantee’s lifetime an Option may be exercised only by such Grantee.

    14.2       Shares for which full payment has not been made, shall not be assignable or transferable by the Grantee. For avoidance of doubt, the foregoing shall not be deemed to restrict the transfer of a Grantee’s rights in respect of Options or Shares purchasable pursuant to the exercise thereof upon the death of such Grantee to such Grantee’s estate or other successors by operation of law or will, whose rights therein shall be governed by Sub-section 12.3 hereof, and as may otherwise be determined by the Committee.

    15.        TERM AND AMENDMENT OF THE PLAN.

    15.1       The Plan was adopted by the Board of Directors of the Company on March 15 2006, and shall expire on March 15, 2016 (except as to Options outstanding on that date).

    15.2       The Board of Directors may, at any time and from time to time, terminate or amend the Plan in any respect. In no event may any action of the Company alter or impair the rights of a Grantee, without such Grantee’s consent, under any Option previously granted to such Grantee.

    16.        TERM OF OPTION.

        Anything herein to the contrary notwithstanding, but without derogating from the provisions of Section 12 hereof, if any Option, or any part thereof, has not been exercised and the Shares covered thereby not paid for within the shorten of: A) ten (10) years after the date of grant or B) 6 months from date of termination of employment (or any shorter period set forth in the Option Agreement), such Option, or such part thereof, and the right to acquire such Shares shall terminate, and all interests and rights of the Grantee in and to the same shall expire.

    17.        CONTINUANCE OF EMPLOYMENT OR SERVICE.

        Neither this Plan nor any offer of Shares or Options to a Grantee shall impose any obligation on the Company or a related company thereof, to continue to employ or engage the services of any Grantee, and nothing in the Plan or in any Option granted pursuant thereto shall confer upon any Grantee any right to continue in the employ or service of the Company or a related company thereof or restrict the right of the Company or a related company thereof to terminate such employment or services at any time.

    18.        LOCK-UP PERIOD.

        In connection with any underwritten public offering by the Company of its equity securities, and if requested by the underwriters of such public offering, the Grantee shall be obligated not, directly or indirectly to sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Options or Shares without the prior written consent of the Company or its underwriters. Such restriction (the “Market Stand-Off”) will be in effect for such period of time following the date of the final prospectus for the offering as may be required by the underwriters. In the event of the declaration of a stock dividend, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any new, substituted or additional securities which are by reason of such transaction distributed with respect to any Shares subject to the Market Stand-Off, or into which such Shares thereby become convertible, shall immediately be subject to the Market Stand-Off. In order to enforce the Market Stand-Off, the Company will be entitled to impose stop-transfer instructions with respect to the Shares acquired upon the exercise of the Options until the end of the applicable stand-off period.

    19.        GOVERNING LAW.

        The Plan and all instruments issued thereunder or in connection therewith, shall be governed by, and interpreted in accordance with, the laws of the State of Israel.

    20.        TAXES.

    20.1       Any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby, or from any other event or act (of the Company, and/or its Affiliates, and the Trustee or the Grantee), hereunder, shall be borne solely by the Grantee, with the exception of taxes imposed upon the Company or its Affiliate by law, such as the employer’s component of payments to the National Insurance Institute. The Company and/or its Affiliates, and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Grantee shall agree to indemnify the Company and/or its affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Grantee for which the Grantee is responsible, including specifically any additional tax liability the Company may incur as a result of the exercise of 102 Options or any transfer effected prior to conclusion of the Required Holding Period. The Company or any of its Affiliates and the Trustee may make such provisions and take such steps as it/they may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to Options granted under the Plan and the exercise thereof, including, but not limited, to (i) deducting the amount so required to be withheld from any other amount then or thereafter payable to a Grantee, and/or (ii) requiring a Grantee to pay to the Company or any of its Affiliates the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any Shares. In addition, the Grantee will be required to pay any amount that exceeds the tax to be withheld and transferred to the tax authorities, pursuant to applicable Israeli tax regulations.

    20.2       The receipt of these Options and the acquisition of the shares to be issued upon the exercise of the Options may result in tax consequences. The description of tax consequences set forth in this Plan does not purport to be complete. THE OPTIONEE IS ADVISED TO CONSULT WITH A TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF RECEIVING OR EXERCISING THE OPTIONS.

    20.3       With respect to Non-Trustee Grants, if the Grantee ceases to be employed by the Company or any Affiliate, the Grantee shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102 of the Ordinance and the Rules.

    21.        DIVIDENDS. With respect to all Shares (in contrast to unexercised Options) allocated or issued upon the exercise of Options purchased by the Grantee and held by the Trustee, if applicable, the Grantee shall be entitled to receive dividends in accordance with the quantity of such Shares, and subject to any applicable taxation on distribution of dividends. During the period in which Shares are held by the Trustee on behalf of a Grantee, the cash dividends paid with respect thereto shall be paid to the Trustee on behalf of Grantee, who shall withhold any applicable tax due pursuant to the Ordinance and Rules and shall remit the remainder to the Grantee, to the extent such tax has not already been withheld by the Company or its Affiliate.

    22.        CONDITIONS UPON ISSUANCE OF SHARES.

    22.1       Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares shall comply with applicable laws and shall be further subject to the approval of counsel for the Company with respect to such compliance. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

    23.2       Investment Representations. As a condition to the exercise of an Option, the Board may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares, and make other representations as may be required under applicable securities laws if, in the opinion of counsel for the Company, such representations are required, all in form and content specified by the Board.